Exhibit 10.14.1

July 22, 2013

Ms. Karen Brenner, Manager

Tyche Health Enterprises LLC

P. O. Box 9109

Newport Beach, CA 92658

Re:	Asset Purchase Agreement among Tyche Health Enterprises LLC, a Nevada limited liability company (“THE”), TSH Acquisition, LLC, a Delaware limited liability company (“TSH”), and Graymark Healthcare, Inc., an Oklahoma corporation (“Graymark”)

Dear Ms. Brenner:

This letter is in regards to the above-referenced Asset Purchase Agreement, as it has been amended by the letter agreement among THE, TSH and Graymark, dated March 31, 2013 (as so amended, the “Agreement”). All section references herein are to the Agreement, unless otherwise expressly indicated to the contrary. By execution of this letter, the parties agree to amend the Agreement as follows:

1.	The parties agree the Agreement is amended to specify that the Closing Date shall be set on or before July 31, 2013.

2.	The parties agree Section 1.2.1(a) is changed to on or before July 31, 2013 and the cash payment amount is changed to $10,173,854.33.

3.	The parties agree Section 1.2.1(b) is deleted in its entirety.

4.	The following is hereby added to Section 1.2.1(c): “All units representing limited liability company membership interests held by Mr. McCormack shall be transferred back to Seller and redeemed at closing of Buyer’s acquisition of the Acquired Assets (the “Closing”).”

5.	The following is hereby added to Section 1.2.1(d): “All units representing limited liability company membership interests held by S&H Equipment Lease shall be transferred back to Seller and redeemed at Closing.”

6.	The parties agree that the Note described in Section 1.2.1(e) shall be in the amount of $124,304.89.

7.	The parties agree that Section 1.2.2 of the Agreement is deleted in its entirety and replaced with the following:

1.2.2 Subject to Seller receiving certain releases to be agreed upon, Seller, through its managers, shall agree and consent to the transfer of 70 of Seller’s membership units presently held by Rock Solid Gelt Limited, a Delaware limited partnership (“Rock Solid”), to Buyer, which units shall then be transferred by Buyer to Seller as additional consideration for the Acquired Assets and redeemed by Seller, in each case in accordance with a separate agreement or agreements to be entered into between (i) Rock Solid and THE Managers LLC (“THEM”), (ii) THEM and Buyer, and (ii) Buyer and Seller.

Ms. Karen Brenner, Manager

July 22, 2013

8.	The parties agree that Section 1.2.3 of the Agreement is amended in its entirety to read as follows:

1.2.3 As additional consideration for Seller’s acquisition of the units representing limited liability company membership interests in Seller held by Rock Solid, Brian McCormack (“McCormack”) and S&H Equipment Leasing (“S&H”) (which units are to be redeemed and extinguished at Closing), Seller agrees as follows:

a) Seller shall pay to each of Rock Solid, McCormack and S&H, in accordance with the provisions of Section 1.2.3(b) below (i) a portion of all cash on hand, that would otherwise be distributed to Seller’s members, accumulated by Seller through the time immediately preceding Closing (the “Cash on Hand”), after giving effect to the reserve fund described in Section 1.2.3(b) below, and (ii) a portion of the warrants issued to Seller under Section 1.2.4, in each case pro rata with the remaining members of Seller based on their membership interest in Seller immediately before Closing.

b) Some or all of the Cash on Hand will be held by Seller as a reserve fund for potential contingent liabilities for a period of time established by Seller pursuant to advice from independent professionals. To the extent some or all of the Cash on Hand is distributed to the remaining Members before, during or after the reserve period, Rock Solid or its successor in interest, TSH, McCormack and S&H will receive their respective pro rata portions based on their membership interest in Seller immediately before Closing. Rock Solid, McCormack and S&H will receive their respective pro rata portions of the Graymark warrants at the time Seller distributes them to its remaining members.

9.	The parties agree that description of the warrants to be issued under Section 1.2.4 of the Agreement is hereby amended and restated in its entirety as follows:

•	1,937,500 5 year warrants at a strike price of $1.00

•	3,516,204 7.5 year warrants at a strike price of $1.35

•	2,296,296 10 year warrants at a strike price of $1.60

Ms. Karen Brenner, Manager

July 22, 2013

The parties agree that twenty percent of the warrants shall be allocated and assigned directly to THE Managers, LLC and the remainder of the warrants are to be issued to the Seller.

10.	The parties agree that the Note described in Section 1.2.1(e) and Section 1.2.5 shall be unsecured but shall be unconditionally guaranteed by Graymark. Section 1.2.5 is further amended to delete the last sentence of Section 1.2.5 and replace it with the following: “The Note shall bear the interest rate and late charge as the Note on Exhibit “G” and shall be due on August 1, 2013.”

11.	The parties agree that Section 2.1 is deleted in its entirety.

12.	The parties agree that Section 2.3 is changed to $10,173,854.33.

13.	The parties agree that any reference to TSH Acquisition, LLC in the Asset Purchase Agreement is a reference to TSH Acquisition, LLC, a Delaware limited liability company.

14.	The parties agree that any reference to Tyche Health Enterprises, LLC in the Asset Purchase Agreement is a reference to Tyche Health Enterprises, LLC, a Nevada limited liability company.

15.	The parties agree that Exhibit “B” and Exhibit “E” are deleted in their entirety.

16.	The parties agree that Exhibit “G” shall be added to the Agreement and the form of Exhibit “G” is attached hereto.

Ms. Karen Brenner, Manager

July 22, 2013

The parties agree that, as amended hereby, the Agreement remains in full force and effect. This letter may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document.

Respectfully,

TSH Acquisition, LLC, a
Delaware limited liability company

By:	/s/ MICHAEL B. HORRELL
Michael B. Horrell, Manager

Graymark Healthcare, Inc., an
Oklahoma corporation

By:	/s/ STANTON NELSON
Stanton Nelson, Chief Executive Officer

Ms. Karen Brenner, Manager

July 22, 2013

Agreed to this 22nd day of July, 2013.

Tyche Health Enterprises LLC, a Nevada limited liability company

By:	THE MANAGERS, LLC, a Delaware limited liability company, as Manager
	By:	Archimedes Financial LLC, a Nevada limited liability company, as Manager
		By:	/s/ MICHAEL B. HORRELL Michael B. Horrell, Manager
	By:	Fortuna Asset Management, LLC, a California limited liability company, as Manager
		By:	/s/ KAREN BRENNER Karen Brenner, Managing Member

SIGNATURE PAGE

LETTER AGREEMENT

EXHIBIT “G”

PROMISSORY NOTE

BORROWER:	TSH Acquisition, LLC	LENDER:	THE Managers, LLC
	210 Park Avenue, #1350		P. O. Box 9109
	Oklahoma City, OK 73102		Newport Beach, CA 92658

Principal Amount:	$350,000.00	Date of Note:	July 22, 2013

PROMISE TO PAY. TSH Acquisition, LLC, a Delaware limited liability company (“Borrower”) for and in consideration of good and valuable consideration in hand, the receipt and sufficiency of which is hereby acknowledged, promises to pay to THE Managers, LLC (“Lender”) at P.O. Box 9109, Newport Beach, CA 92658, or order, in lawful money of the United States of America, the principal amount of Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00), plus interest in the amount of eleven and one-half percent (11.5%) per annum on the unpaid principal balance on August 1, 2013. This payment due on August 1, 2013 will be for all principal and all accrued interest not yet paid. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any unpaid collection costs. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing. Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be increased to 12.000% per annum based on a year of 360 days. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note.

Death or Insolvency. The dissolution of Borrower (regardless of whether election to continue is made), or any other termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. However, this Event of Default shall not apply if there is good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note, if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses, including without limitation all attorney’s fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Oklahoma without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of Oklahoma.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to the jurisdiction of the courts of Oklahoma County, State of Oklahoma.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

SUBORDINATION. Lender and Borrower hereby agree that this Note and any payments due under this Note shall be subordinated to all amounts to be paid to Tyche Health Enterprises LLC pursuant to the Asset Purchase Agreement by and between Tyche Health Enterprises LLC and Borrower.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THIS NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

TSH ACQUISITION, LLC,

a Delaware limited liability company

By:	/s/ MICHAEL B. HORRELL
Michael B. Horrell, Manager